Exhibit 10.1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this "Amendment") is entered into as of the 18th day of September, 2019, by and between NP PARK 288 LLC, a Delaware limited liability company ("Landlord") and SHARPS COMPLIANCE INC. OF TEXAS, a Texas corporation ("Tenant").

WHEREAS, Landlord, as a successor-in-interest to Park 288 Industrial, L.L.C., a Texas limited liability company, and Tenant are parties to that certain Lease Agreement dated as of January 30, 2009 (the "Lease Agreement") covering space in the building located at 2730 Reed Road, Houston, Texas 77051 (the "Building"), as more particularly described therein;

WHEREAS, the Lease Agreement has been previously amended by that certain First Amendment to Lease dated as of May 27, 2009, that certain Second Amendment to Lease dated effective as of June 16, 2009, that certain Third Amendment to Lease dated as of January 25, 2010, and that certain Fourth Amendment to Lease dated as of June, 2014 (the Lease Agreement, as amended, the "Lease"), whereby Tenant currently leases from Landlord the entire rentable area in the Building, containing approximately 131,406 square feet (the "Leased Premises");

WHEREAS, the term of the Lease currently expires on August 31, 2020, and Tenant desires to extend the term of the Lease to expire on December 31, 2025;

WHEREAS, subject to the terms and conditions set forth below, Landlord has agreed to extend the term of the Lease as set forth herein; and

WHEREAS, Landlord and Tenant desire to amend the Lease to reflect their agreements as to the terms and conditions governing the extension of the term of the Lease.

NOW, THEREFORE, in consideration of the premises and the mutual covenants between the parties herein contained, Landlord and Tenant hereby agree as follows:

1.    Lease Term. The term of the Lease is hereby extended to expire on December 31, 2025, unless sooner terminated in accordance with the terms of the Lease.

2.    Base Rent. From and after the date hereof and continuing through December 31, 2019, Tenant shall continue to pay Base Rent with respect to the Leased Premises in accordance with the terms of the Lease. Commencing January 1, 2020, Tenant shall pay Base Rent for the Leased Premises as follows:

Period	Annual Base Rent	Monthly Installments of Base Rent
1/1/20 – 12/31/20	$559,789.56	$46,649.13
1/1/21 – 12/31/21	$568,186.40	$47,348.87
1/1/22 – 12/31/22	$576,709.20	$48,059.10
1/1/23 – 12/31/23	$585,359.88	$48,779.99
1/1/24 – 12/31/24	$594,140.28	$49,511.69
1/1/25 – 12/31/25	$603,052.44	$50,254.37

All such Base Rent shall be payable in accordance with the terms of the Lease.

3.     Building Costs. Tenant shall continue to pay Tenant's Pro Rata Share of Real Estate Taxes, Common Area Maintenance Costs, and Building Insurance Costs in accordance with the terms of the Lease. For purposes of calculating

Tenant's Pro Rata Share of Common Area Maintenance Costs, commencing on January 1, 2021, the Controllable Maintenance Costs (hereinafter defined) shall not increase by more than 5% per calendar year on a compounding and cumulative basis over the course of the remaining term of the Lease, as extended hereby. In other words, Controllable Maintenance Costs for calendar year 2021 shall not exceed 105% of the Controllable Maintenance Costs for calendar year 2020, and Controllable Maintenance Costs for calendar year 2022, shall not exceed 105% of the limit on Controllable Operating Expenses for calendar year 2021, etc. By way of illustration, if Controllable Maintenance Costs were $1.00 per square foot for calendar year 2020, then Controllable Maintenance Costs for calendar year 2021 shall not exceed $1.05 per square foot, and Controllable Operating Expenses for calendar year 2022 shall not exceed $1.1025 per square foot. "Controllable Maintenance Costs" shall mean all Common Area Maintenance Costs exclusive of (i) the cost of wages and salaries to the extent of increases in minimum wage required by federal or state law or to the extent of increases required by a collective bargaining agreement, (ii) the cost of utilities, (iii) fees for management services (not to exceed 3% of Landlord's gross revenue from the Project as set forth in Section 7(b) of the Lease Agreement), (iv) the cost of snow and ice removal, and (v) costs to comply with governmental requirements.

4.    Acceptance of Leased Premises. Tenant acknowledges that Tenant currently occupies the Leased Premises and hereby accepts the Leased Premises, the Building and the Project in "as is" condition without relying upon any representation or warranty (express or implied) of Landlord or any representative of Landlord. Landlord shall not be required to perform any leasehold improvements or, except as provided in Section 5 below, provide any improvement allowance in connection with this Amendment.

5.     Construction Allowance. Landlord shall provide an allowance of up to $82,200.00 (the "Construction Allowance") toward the cost of Landlord-approved leasehold improvements and related permitting and architectural fees incurred by Tenant in connection with improvements to be performed by Tenant in the Leased Premises. Landlord shall reimburse Tenant for such costs (up to the amount of the Construction Allowance) within thirty (30) days after Landlord's receipt of receipted bills covering all labor and materials expended and used in the leasehold improvements and full and final waivers of lien from all contractors and subcontractors performing any work in connection therewith. Any portion of the Construction Allowance for which Tenant has not requested reimbursement prior to the date that is six (6) months after the date of this Amendment shall be the sole property of Landlord, and Tenant shall not be entitled to any credit, payment or abatement on account thereof. Any construction, alterations or improvements to the Leased Premises shall be performed by Tenant at its sole cost and expense (subject to reimbursement through the Construction Allowance as described above) and shall be governed in all respects by the terms of the Lease, including without limitation Section 12 of the Lease Agreement. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Construction Allowance during the continuance of an uncured default by Tenant under the Lease, as amended, and Landlord's obligation to disburse shall only resume when and if such default is cured. Landlord hereby approves of the improvements described in the Estimate prepared by Texas Comfort Systems LLC dated August 13, 2019, attached hereto as Exhibit A.

6.    Renewal Option. The right to extend the term of the Lease set forth in Section I of Addendum I to the Lease Agreement is hereby deleted in its entirety and is of no further force or effect, and Tenant shall have no further rights or options to renew or extend the term of the Lease, as extended hereby.

7.    Landlord's Notice Addresses. Landlord's addresses for notices under the Lease are hereby amended in their entireties to the following:

NP Park 288 LLC
c/o AEW Capital Management, L.P.
2 Seaport Lane
Boston, Massachusetts 02210
Attention: Asset Manager

With a copy to:

NP Park 288 LLC
c/o Transwestern
1900 West Loop South, Suite 1300
Houston, Texas 77027
Attention: Property Manager

or such other name and address as Landlord shall, from time to time, designate.

8.    Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Jones Lang LaSalle ("Tenant's Broker") and Transwestern ("Landlord's Broker") and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment. Landlord agrees to pay a commission to Tenant's Broker and Landlord's Broker in connection with this Amendment pursuant to separate written agreements entered into between Landlord and such brokers. Tenant agrees to indemnify and hold Landlord harmless from and against any liability or claim arising with respect to any brokers or agents other than Tenant's Broker claiming a commission by, through, or under Tenant in connection with this Amendment.

9.    Defined Terms. All terms not otherwise defined herein shall have the same meaning assigned to them in the Lease.

10.    Authority. Tenant and each person signing this Amendment on behalf of Tenant represents to Landlord as follows: (i) Tenant is duly formed and validly existing under the laws of the State of Texas, (ii) Tenant has and is qualified to do business in Texas, (iii) Tenant has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Tenant was and continues to be authorized to do so.

11.    Estoppel. Tenant hereby represents, warrants and agrees that: (i) there exists no breach, default or event of default by Landlord under the Lease, or any event or condition which, with the giving of notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease; (ii) the Lease continues to be a legal, valid and binding agreement and obligation of Tenant; and (iii) Tenant has no current offset or defense to its performance or obligations under the Lease. Tenant hereby waives and releases all demands, charges, claims, accounts or causes of action of any nature against Landlord or Landlord's employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have previously arisen out of or in connection with the Lease.

12.    Severability. A determination that any provision of this Amendment is unenforceable or invalid shall not affect the enforceability or validity of any other provision hereof and any determination that the application of any provision of this Amendment to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

13.    Section Headings. The section headings contained in this Amendment are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

14.    No Representations. Landlord and Landlord's agents have made no representations or promises, express or implied, in connection with this Amendment except as expressly set forth herein or in the Lease and Tenant has not relied on any representations except as expressly set forth herein or in the Lease.

15.    Ratification of Lease. Except as amended hereby, the Lease shall remain in full force and effect in accordance with its terms and is hereby ratified. In the event of a conflict between the Lease and this Amendment, this Amendment shall control.

16.    Entire Agreement. This Amendment, together with the Lease, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.

17.    Governing Law. This Amendment shall be governed by the laws of the State of Texas.

18.    Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

19.    Submission of Amendment Not Offer. The submission by Landlord to Tenant of this Amendment for Tenant's consideration shall have no binding force or effect, shall not constitute an option, and shall not confer any rights upon Tenant or impose any obligations upon Landlord irrespective of any reliance thereon, change of position or partial performance. This Amendment is effective and binding on Landlord only upon the execution and delivery of this Amendment by Landlord, Tenant and Guarantor.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANDLORD:

NP PARK 288 LLC, a Delaware limited liability company

By: /s/Alison L. Husid
Name: Alison L. Husid
Title: Authorized Signatory

TENANT:

SHARPS COMPLIANCE INC. OF TEXAS,
a Texas corporation

By: /s/Diana P. Diaz
Name: Diana P. Diaz
Title: Vice President and Chief Financial Officer

[Consent of Guarantor on Following Page]

CONSENT OF GUARANTOR
The undersigned, as the Guarantor (herein so called) under that certain Continuing Lease Guaranty dated of even date with the Lease (the "Guaranty"), hereby consents to and joins in the foregoing Amendment and hereby declares to and agrees with Landlord that (i) all of the obligations of the Guarantor under the Guaranty shall include the obligations of Tenant under the above Amendment, (ii) the obligations of Guarantor shall not be impaired or otherwise adversely affected by said Amendment, and (iii) the Guaranty is hereby ratified and confirmed in all respects.

Executed as of the date of the above Amendment.

GUARANTOR:

SHARPS COMPLIANCE CORP., a Delaware corporation

By: /s/Diana P. Diaz
Name: Diana P. Diaz
Title: Vice President and Chief Financial Officer